Exhibit 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com
Press Release

12.00 pm GMT 7.00 am EST

2007 guidance upgraded as revenue growth accelerates

Basingstoke, UK and Philadelphia, US – July 26, 2007 – Shire plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) the global specialty biopharmaceutical company announces results for the second quarter 2007.

Q2 2007 Financial Highlights

•	Product sales up 34% to $504 million;

•	Total revenues up 31% to $575 million;

•	Net cash provided by operating activities up 33% to $183 million; and

•	2007 revenue growth is now expected to be at least 25% (previous guidance: low 20% range).

Matthew Emmens, Chief Executive Officer, commented:

“We continue to execute our strategy effectively and this is reflected in the delivery of an excellent second quarter.  Revenues were up 31%, led by ADDERALL XR and DAYTRANA in a growing ADHD market.  ELAPRASE also made a significant contribution to overall growth as did our other new products FOSRENOL and LIALDA.  For the half year, total revenues grew by 30%, with strong operating cash generation.

Importantly, we have just launched VYVANSE, our next generation ADHD product.  We believe this product is best in class and early results are promising with positive feedback from both physicians and patients. In addition, we have received two FDA approvable letters in the ADHD category - for INTUNIV, a non-stimulant treatment for ADHD, and SPD465, a longer acting version of ADDERALL XR for the treatment of adult ADHD.

Our business continues to broaden into biopharmaceuticals.  Our in-licensing of JUVISTA, a protein candidate for the prevention and reduction of scarring in connection with both therapeutic and cosmetic surgery, fits well within our model of focusing on the specialist physician.  JUVISTA could become the first agent with such an indication and has the potential to create a substantial market.

With established positions in major pharmaceutical territories, we are now expanding into selected newer, faster growing markets in a measured way.

Shire has never been stronger and we now expect revenue growth in 2007 to be not less than 25%.  We have impressive and well focused product franchises and we continue to bring in new projects, strengthening our pipeline.”

Business Highlights

JUVISTA® (Human TGFb3)

On June 19, 2007 Shire signed an agreement with Renovo Limited (“Renovo”) to develop and commercialize JUVISTA, Renovo’s novel drug candidate in late Phase 2 development.  JUVISTA is being studied for the prevention and reduction of scarring in connection with both cosmetic and therapeutic surgery; areas often paid for "out of pocket" by patients choosing elective surgery. Under the terms of the agreement Shire has the exclusive right to commercialize JUVISTA worldwide, with the exception of EU member states. Phase 3 trials for JUVISTA are expected to commence in mid 2008.

Registered in England 2883758  Registered Office as above

Following the expiration of the Hart Scott-Rodino (“HSR”) waiting period of 30 days commencing July 11, 2007, Shire will pay Renovo $75 million (expensed as R&D for US GAAP purposes) and will make an equity investment in Renovo Group plc of $50 million (at a subscription price of £2 per share, which represents approximately 7% of Renovo’s share capital).  In addition, Shire will pay Renovo $25 million on  filing of JUVISTA with the US Food and Drug Administration (“FDA”), up to $150 million on FDA approval, royalties on net sales of JUVISTA and up to $525 million on the achievement of very significant sales targets.

Issue of Convertible Bonds

In May 2007 Shire issued $1.1 billion principal amount of Convertible Bonds due 2014.  The proceeds of the issue were used by Shire to repay borrowings under its bank facilities previously drawn to partially fund the acquisition of New River Pharmaceuticals Inc. (“New River”).  The bonds are convertible into ordinary shares of Shire plc, have a semi-annual coupon of 2.75% per annum and an initial conversion price of US$33.5879 per ordinary share (equivalent to $100.7637 per American Depository Share (“ADS”)).

New River Acquisition

On April 19, 2007 Shire completed the acquisition of New River by way of a short-form merger for $64 per share, or approximately $2.6 billion. The acquisition of New River allows Shire to capture the full economic value of VYVANSE™ and gain control of the future development and commercialization of this product.

Product Highlights

VYVANSETM (lisdexamfetamine dimesylate) – Attention Deficit Hyperactivity Disorder (“ADHD”).

On May 3, 2007 the US Drug Enforcement Administration (“DEA”) classified VYVANSE as a Schedule II controlled substance, consistent with the earlier recommendation of the FDA.  VYVANSE is indicated for the treatment of ADHD in children aged six to twelve years old.  The VYVANSE launch meeting took place in the week commencing June 25, 2007.  Shire’s ADHD sales force is now actively promoting this product.

LIALDATM (mesalamine) - Ulcerative colitis

On March 19, 2007 LIALDA was launched in the US.  By July 13, 2007 LIALDA had achieved a US market share of 4.2%.  Preparations are underway for the launch of the product, known as MEZAVANT™ in the EU, in the second half of this year.

DYNEPO® (epoetin delta) – Anemia associated with chronic kidney disease

Following the launch of DYNEPO in Germany in Q1 2007, this quarter saw the launch of DYNEPO in the UK.

FOSRENOL® (lanthanum carbonate) – Hyperphosphatemia

FOSRENOL was launched in Italy and Canada in Q2 2007.  FOSRENOL has now been launched in 21 countries. FOSRENOL’s European sales for the three months to June 30, 2007 were $9.0 million (2006: $0.3 million).  In addition sales of FOSRENOL in the US have increased from $5.9 million in Q2 2006 to $15.5 million in Q2 2007.

ELAPRASE TM (idursulfase) – Hunter syndrome

On June 14, 2007 Health Canada (under priority review) approved ELAPRASE for sale and marketing in Canada.  ELAPRASE had been made available on a limited basis to Canadian patients since January 2007 through Health Canada’s Special Access Program and reimbursement discussions across Canada are now underway to enable widespread access.  In less than eleven months since its first approval in the US, ELAPRASE is now available in 25 countries and sales for the three months to June 30, 2007 were $42.7 million.

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Pipeline Highlights

VYVANSE – ADHD (adult)

On June 29, 2007 Shire submitted a supplemental New Drug Application to the FDA for VYVANSE for the treatment of ADHD in adults.  This application is subject to a ten month FDA review period.  Shire expects to release results from the Phase 3 clinical trials in Q4 2007.

INTUNIVTM (guanfacine) extended release (previously known as SPD503) - ADHD

On June 21, 2007 Shire received an approvable letter from the FDA for INTUNIV, a non-stimulant selective alpha-2A-receptor agonist. Shire is seeking approval of INTUNIV as monotherapy for the treatment of ADHD symptoms throughout the day in children aged six to 17 years.  Shire is working with the FDA to provide a full and timely response to the agency’s request.

Amphetamine transdermal system (“ATS”) - ADHD

In June 2007 following completion by Noven Pharmaceuticals Inc. (“Noven”) of Phase 1 studies for ATS, Shire paid $5.9 million to Noven to acquire exclusive development rights to ATS.

SPD465 - ADHD

On May 19, 2007 Shire received an approvable letter from the FDA for SPD465, an investigational oral stimulant intended to provide symptom control of ADHD in adults for up to 16 hours with one daily dose. Shire is evaluating its response to the approvable letter.

ELAPRASE (idursulfase) - Hunter Central Nervous System (“Hunter CNS”)

In June 2007 Shire HGT had a pre-Investigational New Drug meeting with the FDA to finalize plans for the Phase 1 clinical trial program for Hunter CNS.  The program remains on track for initiation of clinical trials in 2008.

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Q2 2007 Unaudited Results

	Q2 2007				Q2 2006
	US GAAP $M		Adjustments $M	Non GAAP(1) $M	US GAAP $M	Adjustments $M	Non GAAP(1) $M
Revenues	574.9		-	574.9	439.1	-	439.1
(Loss)/Income from ongoing operations(2)	(1,786.4)		1,935.5	149.1	83.8	39.3	123.1

Net (loss)/income	(1,811.3)		1,925.2	113.9	61.3	28.3	89.6

Diluted earnings/(loss) per:

Ordinary share	(331.0c	)	351.4c	20.4c	12.0c	5.6c	17.6c

ADS	(993.0c	)	1,054.2c	61.2c	36.1c	16.7c	52.8c

Note: Average exchange rates for Q2 2007 and Q2 2006 were $1.98: £1.00 and $1.83: £1.00 respectively.

(1) Non GAAP income from ongoing operations, Non GAAP net income and Non GAAP diluted earnings per ordinary share and per ADS exclude intangible asset amortization charges, the New River in-process R&D charge of $1,896 million, the accounting impact of share-based compensation and other items as described on page 6. For an explanation of why Shire's management believes that these non-GAAP financial measures are useful to investors, see page 6. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with US GAAP, see pages 24-25.

(2) (Loss)/income from continuing operations before income taxes and equity in earnings of equity method investees.

2007 Financial Outlook

Following the strong performance this quarter, we have amended the previous guidance given as part of the Q1 2007 results:

•	2007 revenue growth is now upgraded to be not less than 25% (previous guidance: low 20% range) assuming prescription growth in the ADHD market of 5-7% (previous guidance: 4-6%);

•
As in 2006, earnings for 2007 will be impacted by the costs associated with the continued development, launch and roll-out of new products.  We currently expect these costs to be at the upper end of the ranges set out below, which include products and projects arising from the recent acquisition of New River and JUVISTA:

-	Research and development spend for 2007 will be in the range of $340 - $360 million (unchanged from previous guidance).

-
SG&A costs for 2007 will be in the range of $930 – $960 million (unchanged from previous guidance).  The level of quarterly SG&A expenditure is expected to increase over the Q2 2007 spend as VYVANSE is launched in the US and MEZAVANT is launched in Europe.

•	In addition:

-	The depreciation charge for the year is expected to increase by approximately 20% compared to 2006 (unchanged from previous guidance); and

-	The effective tax rate for 2007 is expected to be approximately 26% (unchanged from previous guidance).

Shire reports its non GAAP earnings based on net income/(loss) adjusted for certain items, and as from Q1 2007, excluding intangible asset amortization charges and the accounting impact of SFAS123R for share based compensation.  The financial outlook for the full year stated above excludes the following items (all of which will be excluded from non GAAP net income):

•	Intangible asset amortization charges, which are expected to rise by up to 80% over the 2006 charge of $57.4 million (including $1.1 million of impairments);

•
The accounting impact of SFAS 123R estimated at approximately $45 million ($22 million for the 6 months ended 30 June 2007) (split for GAAP purposes between cost of product sales, R&D and SG&A in the approximate ratio of 10%, 20% and 70%, respectively);

•	The in-process research and development (“IPR&D”) charge related to New River ($1.9 billion);

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•	Up front payments for JUVISTA of $75 million;

•
Integration costs (including bridging finance costs) for the New River acquisition which are estimated to be approximately $10 million ($9.2 million incurred to date including bridging finance costs of $7.9 million); and

•	Other items as described on page 6 under Non GAAP Measures.

Dividend

In respect of the six months ended June 30, 2007, the Board resolved to pay an interim dividend of 2.147 US cents per ordinary share (2006: 1.935 US cents per share).

Dividend payments will be made in Pounds Sterling to Ordinary Shareholders, in US Dollars to holders of American Depository Shares and in Canadian Dollars to holders of Exchangeable Shares.  A dividend of 1.048 pence per ordinary share (2006: 1.048 pence), 6.441 US cents per ADS (2006: 5.804 US cents) and 6.715 Canadian cents per Exchangeable Share (2006: 6.584 Canadian cents) will be paid.  The Board resolved to pay the dividend on October 4, 2007 to persons whose names appear on the register of members of the Company (or to persons registered as holders of Exchangeable Shares in Shire Acquisition Inc.) at the close of business on September 14, 2007.

This is consistent with Shire’s stated policy of paying a dividend semi-annually, set in US cents per share.  Dividend growth for the full year will be reviewed by the Board when the second interim dividend is determined.  Shire intends to pursue a progressive dividend policy.

Non-Executive Director Change

As part of the Board’s ongoing review of corporate governance matters, the following Non-Executive changes were announced on July 25, 2007: David Kappler, Chair of Shire’s Audit, Compliance and Risk Committee will take on the additional role of Senior Independent Director; Kate Nealon will take on the role of Chair of the Remuneration Committee; and Dr Jeff Leiden will join the Remuneration and Nomination Committees, each with immediate effect.  Dr Barry Price has stepped down as Senior Independent Director, Chair of the Remuneration Committee and as a member of the Audit, Compliance and Risk Committee.  Dr Price remains a Board member and a member of the Company’s Nomination Committee.

On May 10, 2007 non-executive director the Hon. James Grant Q.C. retired from the Board following completion of his term of office.  The board thanks Mr Grant for his contribution during his six year term in office.

High resolution images are available for the media to view and download free of charge from www.vismedia.co.uk

Matthew Emmens, Chief Executive Officer and Angus Russell, Chief Financial Officer will host the investor and analyst meeting and conference call at 14:30 BST/9:30 EDT at the offices of Financial Dynamics, Holborn Gate, 26 Southampton Buildings, London WC2A 1PB.

The details of the conference call are as follows:
UK dial in: 0800 953 0810
US dial in: 1866 789 2220
International dial in: +44 (0) 1452 560 068
Password/Conf ID: 10176864#
Live Webcast:* http://gaia.world-television.com/shire/20070726/

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160

	Eric Rojas (North America)	+1 484 595 8252
Media	Jessica Mann (Rest of the World)	+44 1256 894 280

	Matthew Cabrey (North America)	+1 484 595 8248

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on ADHD, human genetic therapies (HGT), gastrointestinal (GI) and renal diseases.  The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions.  Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians.  Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization; the impact of competitive products, including, but not limited to the impact of those on Shire’s Attention Deficit and Hyperactivity Disorder (“ADHD”) franchise; patents, including but not limited to, legal challenges relating to Shire’s ADHD franchise; government regulation and approval, including but not limited to the expected product approval date of INTUNIV™ (guanfacine) extended release (ADHD); Shire’s ability to secure new

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products for commercialization and/or development; Shire’s ability to benefit from its acquisition of New River Pharmaceuticals Inc.; the successful development of JUVISTA® (human TGFb3) and other risks and uncertainties detailed from time to time in Shire plc’s filings with the Securities and Exchange Commission, particularly Shire plc’s Annual Report on Form 10-K for the year ended December 31, 2006.

Non-GAAP Measures

This press release contains financial measures not prepared in accordance with US GAAP.  These measures are referred to as “non GAAP” measures and include Non GAAP income from ongoing operations, Non GAAP net income, Non GAAP diluted earnings per ordinary share and Non GAAP diluted earnings per ADS.  These non GAAP measures exclude the effect of certain cash and non-cash items, both recurring and non-recurring, that Shire's management believes are not related to the core performance of Shire’s business.

These non GAAP financial measures are used by Shire’s management to make operating decisions because they facilitate internal comparisons of the Company’s performance to historical results and to competitors’ results.  These measures are also considered by Shire’s Remuneration Committee in assessing the performance and compensation of employees, including its executive directors.

The non GAAP measures are presented in this press release as the Company's management believe that they will provide investors with a means of evaluating, and an understanding of how Shire’s management evaluates, the Company’s performance and results on a comparable basis that is not otherwise apparent on a GAAP basis, since many one-time, infrequent or non-cash items that the Company’s management believe are not indicative of the core performance of the business may not be excluded when preparing financial measures under US GAAP.

However, these non GAAP measures should not be considered in isolation from, as substitutes for, or superior to financial measures prepared in accordance with US GAAP.

The following are trademarks of Shire or companies within the Shire Group which are the subject of trademark registrations in certain territories:

ADDERALL XR® (mixed salts of a single-entity amphetamine)
CALCICHEW® range (calcium carbonate with or without vitamin D3)
CARBATROL® (carbamazepine) extended-release capsules
DAYTRANA™ (methylphenidate transdermal system)
ELAPRASE™ (idursulfase)
FOSRENOL® (lanthanum carbonate)
INTUNIVTM (guanfacine) extended release
LIALDA™ (mesalamine)
MEZAVANT™ (mesalazine)
REMINYL® (galantamine hydrobromide) (UK and Republic of Ireland)
REMINYL XL™ (galantamine hydrobromide) (UK and Republic of Ireland)
REPLAGAL® (agalsidase alfa)
VYVANSE™ (lisdexamfetamine dimesylate)
XAGRID® (anagrelide hydrochloride)

The following are trademarks of third parties referred to in this press release:

3TC (trademark of GlaxoSmithKline (GSK))
DYNEPO (trademark of Sanofi Aventis)
JUVISTA (trademark of Renovo)
PENTASA (trademark of Ferring)
RAZADYNE (trademark of Johnson & Johnson)
RAZADYNE ER (trademark of Johnson & Johnson)
REMINYL (trademark of Johnson & Johnson, excluding UK and Republic of Ireland)
REMINYL XL  (trademark of Johnson & Johnson, excluding UK and Republic of Ireland)
ZEFFIX (trademark of GSK)

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OVERVIEW OF US GAAP FINANCIAL RESULTS

1.           Introduction

Summary of Q2 2007

Revenues from continuing operations for the three months to June 30, 2007 increased by 31% to $574.9 million (2006: $439.1 million).

The loss from continuing operations (before income taxes and equity in earnings of equity method investees) for the three months to June 30, 2007 was $1,786.4 million (2006: income of $83.8 million).  The loss was due to the $1,896.0 million write-off of IPR&D acquired as part of the $2.6 billion acquisition of New River.  This adjustment is required under US GAAP and represents the value of acquired intangible assets still under development, including the adult indication of VYVANSE.

Cash inflow from operating activities for the three months to June 30, 2007 increased by 33% to $183.0 million (2006: $137.4 million).  This increase resulted mainly from higher sales in Q2 2007 compared to Q2 2006, partially offset by increased cash expenditure on operating costs and expenses.

Cash and cash equivalents, restricted cash and short-term investments at June 30, 2007 totaled $638.0 million (December 31, 2006: $1,156.7 million).  The decrease in cash and cash equivalents during the first half of the year of $528.4 million was primarily due to the acquisition of New River being partly funded from Shire’s pre-acquisition cash resources.  The remaining funding for the New River acquisition comprised cash of $0.9 billion raised from the equity placing during Q1 2007 and $1.3 billion drawn from Shire’s loan facilities during Q2 2007.

2.           Product sales

For the three months to June 30, 2007 product sales increased by 34% to $504.2 million (2006: $376.0 million) and represented 88% of total revenues (2006: 86%).

Product Highlights

Product	Sales $M	Sales Growth (2)	US Rx Growth (1)(2)	US Market Share at June 30, 2007 (1)
ADDERALL XR	255.1	16%	9%	26%
DAYTRANA	19.9	-	-	2%
PENTASA	40.2	17%	6%	17%
LIALDA	5.0	-	-	4%
FOSRENOL	24.5	295%	10%	9%
REPLAGAL	31.9	13%	n/a	n/a
ELAPRASE	42.7	-	n/a	n/a
CARBATROL	17.9	10%	-4%	41%
XAGRID	17.1	21%	n/a	n/a

(1) IMS Prescription Data – Product specific
(2) Compared to Q2 2006.

ADDERALL XR - ADHD

ADDERALL XR is the leading brand in the US ADHD market with an average market share of 26% during Q2 2007 (2006: 26%).  US ADHD market growth of 8% resulted in a 9% increase in US prescriptions for ADDERALL XR for the three months to June 30, 2007 compared to the same period in 2006.

Sales of ADDERALL XR for the three months to June 30, 2007 were $255.1 million, an increase of 16% compared to the same period in 2006 (2006: $220.7 million).  Product sales growth was higher than prescription growth due primarily to a price increase in January 2007.

Litigation proceedings concerning Shire’s ADDERALL XR patents are ongoing.  Further information on this litigation can be found in our filings with the US Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year to December 31, 2006.

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As previously disclosed, the United States Federal Trade Commission (“FTC”) informed Shire on October 3, 2006 that it was reviewing the ADDERALL XR patent litigation settlement agreement between Shire and Barr Laboratories, Inc. ("Barr").  On June 22, 2007, the Company received a civil investigative demand requesting that it provides information to the FTC relating to its settlement with Barr and its earlier settlement with Impax Laboratories, Inc. The Company is cooperating fully with this investigation and believes that the settlements are in compliance with all applicable laws.

VYVANSE - ADHD

VYVANSE was launched in the US in June 2007 following receipt of required regulatory approvals.  Launch stocks of $55.9 million (before sales deductions) were shipped to wholesalers during June 2007.  In accordance with US GAAP, sales of these launch stocks have been deferred pending satisfaction of revenue recognition criteria. All launch stocks are expected to be recognized into revenue by the end of 2007.

DAYTRANA - ADHD

Following its launch in June 2006, DAYTRANA achieved an average market share during Q2 2007 of 2%, consistent with the previous quarter.  Net sales for the three months to June 30, 2007 were $19.9 million, compared to net sales of $11.9 million for the first quarter of 2007.  Net sales growth of $8.0 million over the first quarter of 2007 is primarily due to a reduction in the redemption of coupons issued to support the product’s launch.

The addition of DAYTRANA, combined with the ADDERALL XR market share has helped Shire grow its total share of the US ADHD market to 28% at June 30, 2007 compared to 27% at June 30, 2006 (which included a 1% share relating to ADDERALL, which Shire subsequently divested).

PENTASA - Ulcerative colitis

PENTASA’s US average market share of the oral mesalamine prescription market remained stable at 17% for Q2 2007 compared to the same period in 2006. US prescriptions of PENTASA for the three months to June 30, 2007 were up 6% compared to the same period in 2006. This was primarily due to a 5% increase in the US oral mesalamine prescription market.

Sales of PENTASA for the three months to June 30, 2007 were $40.2 million, an increase of 17% compared to the same period in 2006 (2006: $34.5 million).  Sales growth is higher than prescription growth primarily due to an increasing shift to the 500mg strength capsules as well as the impact of a price increase in November 2006.

LIALDA – Ulcerative colitis

In Q2 2007 LIALDA’s average market share of the US oral mesalamine prescription market was 2.5% following the launch of LIALDA in Q1 2007.  Net sales of $5.0 million for three months to June 30, 2007 were impacted by $2.1 million in sales deductions, primarily stocking discounts and coupons.

The initial launch stock of $34.3 million (before sales deductions) continues to be worked through the wholesaler pipeline.  In accordance with US GAAP, sales of LIALDA are being recognized as the conditions for revenue recognition are met.  All launch stock is expected to be recognized into revenue by the end of the year.

FOSRENOL - Hyperphosphatemia

In Europe, FOSRENOL has now been launched in Germany, France, UK, Italy and a number of other countries.  Launches will continue throughout 2007 in the EU including Spain, subject to finalization of national marketing authorizations and the conclusion of pricing and reimbursement negotiations.  European sales of FOSRENOL for the three months to June 30, 2007 were $9.0 million (2006: $0.3 million).

US sales of FOSRENOL for the three months to June 30, 2007 were $15.5 million (2006: $5.9 million) giving worldwide FOSRENOL sales of $24.5 million for the quarter (2006: $6.2 million). US IMS Retail Audit prescriptions for the three months to June 30, 2007 were up 10% compared to the same period in

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2006 due to FOSRENOL increasing its average market share to 8.5% during Q2 2007 (2006: 8.1%) and market growth of 4% over the same period. The increase in net sales is significantly higher than retail audit prescription growth due to a combination of a price increase in July 2006, growth in use of the higher strengths (launched in early 2006), lower sales deductions, wholesaler de-stocking in 2006 of initial launch stocks and the growth of non-retail business.

REPLAGAL - Fabry disease

Sales for the three months to June 30, 2007 were $31.9 million (2006: $28.3 million).  This increase of 13% is primarily due to higher unit sales in Europe and Canada and the impact of favorable exchange rates.

ELAPRASE- Hunter syndrome

ELAPRASE was successfully launched in the US in August 2006 and in several major European markets during the first half of 2007.  ELAPRASE is now sold in 25 countries.  Sales for the three months to June 30, 2007 were $42.7 million compared to $26.6 million in the first quarter of 2007, an increase of $16.1 million.

CARBATROL - Epilepsy

US prescriptions for CARBATROL for the three months ending June 30, 2007 were down 4% compared to the same period in 2006.  This was primarily due to a comparable decline in the US extended release carbamazepine prescription market.

Sales of CARBATROL for the three months to June 30, 2007 were $17.9 million, an increase of 10% compared to the same period in 2006 (2006: $16.2 million).  Although there was a decrease in US prescriptions, sales rose due to price increases in July 2006 and April 2007.

Patent litigation proceedings relating to CARBATROL are ongoing.  Further information about this litigation can be found in our filings with the SEC, including our Annual Report on Form 10-K for the year to December 31, 2006.

XAGRID - Thrombocythemia

Sales for the three months to June 30, 2007 were $17.1 million, an increase of 21% compared to the same period in 2006 (2006: $14.1 million).  Expressed in transaction currencies (XAGRID is primarily sold in Euros), sales increased by 13% due to growth in many of Shire’s markets.  In addition, there was an 8% benefit from favorable exchange rate movements against the US dollar.

3.	Royalties

Royalty revenue increased to $64.0 million for the three months to June 30, 2007 (2006: $60.4 million).

Royalty Highlights

Product	Royalties to Shire $M	Royalty (1) Growth %
3TC	39.0	2%
ZEFFIX	10.4	24%
Other	14.6	7%
Total	64.0	6%

(1)  Compared with 2006.

3TC - HIV infection and AIDS

Royalties from sales of 3TC for the three months to June 30, 2007 were $39.0 million, an increase of 2% compared to the same period in 2006 (2006: $38.3 million).  The impact of foreign exchange movements has contributed 4% to the reported growth; excluding foreign exchange movements there has been a decline of 2% compared to the same period in 2006.

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Shire receives royalties from GSK on worldwide 3TC sales.  GSK’s worldwide sales of 3TC for the three months to June 30, 2007 were $284 million, a decrease of 2% compared to the same period in 2006 (2006: $290 million).  The nucleoside analogue market for HIV has continued to grow, however competitive pressures within the market have increased, leading to a decline in 3TC sales.

ZEFFIX - Chronic hepatitis B infection

Royalties from sales of ZEFFIX for the three months to June 30, 2007 were $10.4 million, an increase of 24% compared to the same period in 2006 (2006: $8.4 million).  The impact of foreign exchange movements has contributed 9% to the reported growth, excluding foreign exchange movements there has been an increase of 15% compared to the same period in 2006.

Shire receives royalties from GSK on worldwide ZEFFIX sales.  GSK’s worldwide sales of ZEFFIX for the three months to June 30, 2007 were $88 million, an increase of 20% compared to the same period in 2006 (2006: $73 million).  This increase was mainly due to strong growth in the Chinese and Korean markets and favorable foreign exchange movements.

OTHER

Other royalties are primarily in respect of REMINYL and REMINYL ER (known as RAZADYNE and RAZADYNE ER in the US), a product marketed worldwide (excluding the UK and the Republic of Ireland) by Janssen Pharmaceutical N.V. (Janssen), an affiliate of Johnson & Johnson.  Shire has the exclusive marketing rights in the UK and the Republic of Ireland.  Sales of the REMINYL/RAZADYNE range, for the symptomatic treatment of mild to moderately severe dementia of the Alzheimer’s type, continue to grow.

Barr and other companies have filed Abbreviated New Drug Applications (“ANDA”) with the FDA for generic versions of RAZADYNE and Janssen and Synaptech Inc. (“Synaptech”) have filed lawsuits against some of those ANDA filers. A trial was held during the week of May 21, 2007.  No decision from the court has been issued at this time.

In June 2006 Janssen and Synaptech filed a lawsuit against Barr for infringement of their patent rights relating to RAZADYNE ER as a result of Barr filing an ANDA with the FDA for a generic version of RAZADYNE ER. Janssen and Synaptech also filed suit against Sandoz Inc. in May 2007. No court date has been set in either proceedings.

4.	Financial details

Cost of product sales

For the three months to June 30, 2007 the cost of product sales was 14% of product sales (2006: 16%).  The cost of product sales for REPLAGAL in 2006 included a $16.7 million adjustment in respect of inventories acquired through the acquisition of Transkaryotic Therapies, Inc. (TKT).  This fair value adjustment increased Shire’s cost of product sales as a percentage of product sales for the three months to June 30, 2006 by 4%.  Excluding the impact of this fair value adjustment in 2006, cost of product sales as a percentage of product sales in the three months to June 30, 2007 was 2% higher than for the three months to June 30, 2006 due to changes in the product sales mix.

For the three months to June 30, 2007 cost of product sales included a charge of $0.9 million for share based compensation under SFAS 123R (2006: $0.7 million).

Research and development (R&D)

R&D expenditure increased from $72.6 million in the three months to June 30, 2006 to $102.1 million in the three months to June 30, 2007. Phase 3(b) and Phase 4 studies to support new product launches and the continuation of Phase 3 trials on GA-GCB, the development of the Women’s Health and New River franchises, pre-clinical development of three HGT projects, two new Phase 1 projects and two further pre-clinical projects have contributed to this increase.

Expressed as a percentage of total revenues, R&D expenditure was 18% for the three months to June 30, 2007 (2006: 17%).

For the three months to June 30, 2007 R&D included a charge of $3.2 million for share based compensation under SFAS 123R (2006: $1.3 million) and a payment to Noven of $5.9 million to acquire the exclusive rights to ATS.

10

Selling, general and administrative (SG&A)

SG&A expenses increased from $197.3 million in the three months to June 30, 2006 to $253.1 million in the three months to June 30, 2007, an increase of 28%.

The increase, as planned, in SG&A expenses included the impact of the following:

•	An increase in the ADHD sales force to promote VYVANSE;

•	The cost of the new GI sales force in the US; and

•	The launches of DYNEPO, LIALDA and VYVANSE.

As a percentage of product sales, SG&A expenses were 50% (2006: 52%).  For the three months to June 30, 2007 SG&A included a charge of $7.7 million for share based compensation under SFAS 123R (2006: $5.7 million), representing 2% of product sales (2006: 2%).

Depreciation and amortization

The depreciation charge for the three months to June 30, 2007 was $14.6 million (2006: $10.5 million).  The increase in depreciation follows investment in Shire’s infrastructure to support the continuing growth of the Company.

The amortization charge for the three months to June 30, 2007 was $17.6 million (2006: $13.3 million).  The increase in amortization is primarily due to the commencement of amortization of capitalized intangibles for DAYTRANA and DYNEPO following their launches in June 2006 and March 2007 respectively.  The amortization of capitalized intangibles for VYVANSE will commence in July 2007.

Integration Costs

For the three months to June 30, 2007 Shire incurred $1.3 million of costs associated with the integration of the New River business (2006: $1.6 million relating to the TKT acquisition). New River is now fully integrated and no further integration costs are anticipated.

In-process R&D (IPR&D)

During the three months to June 30, 2007, as required under US GAAP (business combination accounting), Shire expensed the portion of the New River purchase price allocated to IPR&D of $1,896.0 million. This amount represents the value of those acquired development projects which, at the acquisition date, had not been approved by the FDA or other regulatory authorities, including the adult indication of VYVANSE.

Gain on disposal of product rights

For the three months to June 30, 2007 Shire recognised a gain on the disposal of certain non core product rights of $5 million (2006: $nil)

Interest income

For the three months to June 30, 2007 Shire received interest income of $14.9 million (2006: $10.0 million).  Interest income primarily relates to interest received on cash balances.  Interest income for the three months to June 30, 2007 is significantly higher than for the three months ending June 30, 2006 due to increases in the US dollar interest rate and higher average cash balances.

Interest expense

For the three months to June 30, 2007 the Company incurred interest expense of $28.0 million (2006: $6.5 million).  The increase in interest expense follows the acquisition of New River which was partly funded by $1.3 billion of term loans, utilized under the $2.3 billion banking facility.  These term loans were subsequently partially repaid using the $1.1 billion proceeds from the convertible bonds issued in May 2007.  The remaining $0.2 billion of the term loans was also repaid during the quarter.  Interest expense for 2007 includes a $7.9 million write-off of deferred financing costs following the repayment of these term loans.

The original $2.3 billion banking facility has been reduced to $1.2 billion and its terms have been renegotiated on a more favorable basis. Further details are set out in Shire's Form 8-K dated July 25, 2007.  As at June 30, 2007 no drawings under this facility were outstanding.

In the three months to June 30, 2007 and 2006 part of the interest expense relates to a provision for interest, which may be awarded by the Court in respect of amounts due to those ex-TKT shareholders who have requested appraisal of the acquisition consideration payable for their TKT shares.  The original trial date for the appraisal rights litigation was set for April 23, 2007, but this trial date has since been deferred, and the Company is awaiting a new trial date.  Further information about this litigation can be

11

found in our filings with the SEC, including our Annual Report on Form 10-K for the year to December 31, 2006.

Taxation

The effective rate of tax for the three months to June 30, 2007 was -1% (2006: 28%).  The significant difference from the prior year effective rate is due to the IPR&D charge of $1,896.0, which is not tax deductible.  Excluding the IPR&D charge the effective rate of tax was 23%.  At June 30, 2007 net deferred tax liabilities of $135 million (December 31, 2006: net deferred tax asset of $261 million) were recognized.   Shire has moved from a net deferred tax asset to a net deferred tax liability position following the recognition of a deferred tax liability of $433.6 million in respect of intangible assets acquired with New River, and a deferred tax asset of $51.8 million relating to New River’s net operating loss carry forwards.

Equity in earnings of equity method investees

Net earnings of equity method investees of $0.7 million were recorded for the three months to June 30, 2007 (2006: $0.8 million).  This comprised earnings of $3.1 million from the 50% share of the anti-viral commercialization partnership with GSK in Canada (2006: $1.6 million), offset by losses of $2.4 million being the Company’s share of losses in the GeneChem, AgeChem and EGS Healthcare Funds (2006: losses of $0.8 million).

12

FINANCIAL INFORMATION

13

Unaudited US GAAP results for the six months to June 30, 2007
Consolidated Balance Sheets

	June 30, 2007 $M	December 31, 2006 $M
ASSETS
Current assets:
Cash and cash equivalents	598.5	1,126.9
Restricted cash	39.5	29.8
Accounts receivable, net	413.4	310.8
Inventories	177.6	131.1
Deferred tax asset	97.7	105.7
Prepaid expenses and other current assets	107.3	106.0

Total current assets	1,434.0	1,810.3

Non current assets:
Investments	69.5	55.8
Property, plant and equipment, net	295.1	292.8
Goodwill	238.2	237.4
Other intangible assets, net	1,872.4	762.4
Deferred tax asset	102.0	155.3
Other non-current assets	28.7	12.4

Total assets	4,039.9	3,326.4

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	681.6	566.1
Liability to dissenting shareholders	465.6	452.3
Other current liabilities	44.5	313.6

Total current liabilities	1,191.7	1,332.0

Non-current liabilities:
Convertible bonds, non current	1,100.0	-
Deferred tax liability	334.7	-
Other non-current liabilities	377.0	52.1

Total non-current liabilities	1,811.7	52.1

Total liabilities	3,003.4	1,384.1

14

Unaudited US GAAP results for the six months to June 30, 2007
Consolidated Balance Sheets (continued)

	June 30, 2007 $M	December 31, 2006 $M
Shareholders’ equity:
Common stock of 5p par value; 750.0 million shares authorized; and 553.2 million shares issued and outstanding (2006: 750.0 million shares authorized; and 506.7 million shares issued and outstanding)	48.3	43.7
Exchangeable shares: 1.2 million shares issued and outstanding (2006: 1.3 million)	57.0	59.4
Treasury stock	(194.7)	(94.8)
Additional paid-in capital	2,421.8	1,493.2
Accumulated other comprehensive income	79.1	87.8
(Accumulated deficit)/retained earnings	(1,375.0)	353.0

Total shareholders’ equity	1,036.5	1,942.3

Total liabilities and shareholders’ equity	4,039.9	3,326.4

15

Unaudited US GAAP results for the three and six months to June 30, 2007
Consolidated Statements of Operations

	3 months to June 30, 2007 $M	3 months to June 30, 2006 $M	6 months to June 30, 2007 $M	6 months to June 30, 2006 $M
Revenues:
Product sales	504.2	376.0	965.7	722.0
Royalties	64.0	60.4	123.5	121.4
Other revenues	6.7	2.7	13.9	6.7

Total revenues	574.9	439.1	1,103.1	850.1

Costs and expenses:
Cost of product sales(1)	70.3	61.6	133.8	123.6
Research and development	102.1	72.6	183.0	200.0
Selling, general and administrative	253.1	197.3	466.8	379.3
Depreciation and amortization(1)	32.2	23.8	61.1	46.7
Integration costs	1.3	1.6	1.3	3.9
Gain on sale of product rights	(5.0)	-	(5.0)	-
In-process R&D charge	1,896.0	-	1,896.0	-

Total operating expenses	2,350.0	356.9	2,737.0	753.5

Operating (loss)/income	(1,775.1)	82.2	(1,633.9)	96.6

Interest income	14.9	10.0	34.7	24.2
Interest expense	(28.0)	(6.5)	(35.8)	(12.1)
Other income/(expenses), net	1.8	(1.9)	2.3	(1.4)

Total other (expenses)/income, net	(11.3)	1.6	1.2	10.7

(Loss)/income from continuing operations before income taxes and equity in earnings of equity method investees	(1,786.4)	83.8	(1,632.7)	107.3
Income taxes	(25.6)	(23.3)	(67.1)	(29.8)
Equity in earnings of equity method investees	0.7	0.8	1.2	4.3

(Loss)/income from continuing operations	(1,811.3)	61.3	(1,698.6)	81.8
Gain from discontinued operations (net of income tax expense of $nil)	-	-	-	40.6

Net (loss)/income	(1,811.3)	61.3	(1,698.6)	122.4

(1) Cost of product sales does not include amortization of intangible assets relating to intellectual property rights acquired, which is separately presented in Depreciation and amortization.

16

Unaudited US GAAP results for the three and six months to June 30, 2007
Consolidated Statements of Operations (continued)

	3 months to June 30, 2007 $M		3 months to June 30, 2006 $M	6 months to June 30, 2007 $M		6 months to June 30, 2006 $M
Earnings per share - basic

(Loss)/income from continuing operations	(331.0c	)	12.2c	(317.5c	)	16.2c
Gain on disposition of discontinued operations	-		-	-		8.1c
(Loss)/earnings per ordinary share - basic	(331.0c	)	12.2c	(317.5c	)	24.3c

Earnings per share – diluted

(Loss)/income from continuing operations	(331.0c	)	12.0c	(317.5c	)	16.0c
Gain on disposition of discontinued operations	-		-	-		8.0c

(Loss)/earnings per ordinary share - diluted	(331.0c	)	12.0c	(317.5c	)	24.0c

(Loss)/earnings per ADS - diluted	(993.0c	)	36.1c	(952.5c	)	72.0c

Weighted average number of shares:
Basic	547.3		504.4	535.0		503.7
Diluted	547.3		509.5	535.0		509.8

17

Unaudited US GAAP results for the three and six months to June 30, 2007
Consolidated Statements of Cash Flows

	3 months to June 30, 2007 $M	3 months to June 30, 2006 $M	6 months to June 30, 2007 $M	6 months to June 30, 2006 $M
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)/income	(1,811.3)	61.3	(1,698.6)	122.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization:
- cost of product sales	1.3	1.0	2.6	2.1
- in other costs and expenses	32.2	23.8	61.1	46.7
Amortization of deferred financing charges	9.2	-	9.2	-
Share based compensation	11.8	7.7	22.4	16.7
In-process R&D charge	1,896.0	-	1,896.0	-
Write down of long-term investments	-	2.0	-	2.0
Gain on sale of product rights	(5.0)	-	(4.9)	-
Equity in earnings of equity method investees	(0.7)	(0.8)	(1.2)	(4.3)
Gain on disposition of discontinued operations	-	-	-	(40.6)

Changes in operating assets and liabilities, net of acquisitions:
(Increase)/decrease in accounts receivable	(25.2)	(42.6)	(103.0)	13.8
(Decrease)/increase in sales deduction accrual	(10.8)	8.1	18.9	13.0
(Increase)/decrease in inventory	(26.6)	3.2	(40.0)	8.3
Decrease/(increase) in prepayments and other current assets	25.1	(4.5)	11.3	18.1
Decrease in other assets	9.8	0.4	0.7	2.8
Movement in deferred taxes	0.1	9.2	13.8	(1.0)
Increase in accounts and notes payable and other liabilities	25.1	59.3	7.6	54.8
Increase in deferred revenue	52.0	9.3	88.5	6.0

Net cash provided by operating activities(A)	183.0	137.4	284.4	260.8

18

Unaudited US GAAP results for the three and six months to June 30, 2007
Consolidated Statements of Cash Flows
	3 months to June 30, 2007 $M	3 months to June 30, 2006 $M	6 months to June 30, 2007 $M	6 months to June 30, 2006 $M
CASH FLOWS FROM INVESTING ACTIVITIES:
Movements in short-term investments	55.8	-	55.8	5.5
Movements in restricted cash	(9.2)	1.4	(9.6)	1.1
Purchases of subsidiary undertakings, net of cash acquired	(2,458.6)	-	(2,458.6)	(0.8)
Expenses related to the New River acquisition	(57.3)	-	(60.4)	-
Purchases of long-term investments	(3.7)	(8.8)	(5.8)	(9.3)
Purchases of property, plant and equipment	(15.7)	(24.1)	(33.6)	(50.6)
Purchases of intangible assets	(3.6)	(50.0)	(31.8)	(50.2)
Deposits received for sale of product rights	3.5	-	10.5	-
Proceeds received from sale of product rights	6.3	-	6.3	-
Proceeds from property, plant and equipment sales	-	0.8	-	0.8
Proceeds from loan repaid by IDB	-	-	-	70.6
Returns of equity investments	1.0	0.3	2.2	0.3

Net cash used in investing activities(B)	(2,481.5)	(80.4)	(2,525.0)	(32.6)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from drawings under bank facility	1,300.0	-	1,300.0	-
Repayment of drawings under bank facility	(1,300.0)	-	(1,300.0)	-
Proceeds from issue of 2.75% convertible bonds due 2014	1,100.0	-	1,100.0	-
Redemption of Shire convertible bonds due 2011	-	-	-	(0.1)
Redemption of New River convertible notes	(279.4)	-	(279.4)	-
Proceeds from exercise of New River purchased call option	141.8	-	141.8	-
Payment of debt arrangement and issuance costs	(29.8)	-	(32.7)	-
Proceeds from exercise of options	1.7	3.9	24.1	17.7
(Costs)/proceeds from issue of common stock, net	(1.0)	-	877.3	-
Proceeds from exercise of warrants	-	-	7.0	-
Excess tax benefit of share based compensation, charged directly to equity	-	0.8	-	2.0
Payment of dividend	(29.4)	(22.6)	(29.4)	(22.6)
Payments to acquire treasury stock	(55.5)	-	(99.9)	(2.0)

Net cash provided by/(used in) financing activities(C)	848.4	(17.9)	1,708.8	(5.0)

Effect of foreign exchange rate changes on cash and cash equivalents (D)	2.4	3.6	3.4	5.4

Net (decrease)/increase in cash and cash equivalents(A) +(B) +(C) +(D)	(1,447.7)	42.7	(528.4)	228.6

Cash and cash equivalents at beginning of period	2,046.2	842.4	1,126.9	656.5

Cash and cash equivalents at end of period	598.5	885.1	598.5	885.1

19

US GAAP results for the three and six months to June 30, 2007

Selected Notes to the Unaudited US GAAP Financial Statements

(1)  (Loss)/Earnings per share

	3 months to June 30, 2007 $M	3 months to June 30, 2006 $M	6 months to June 30, 2007 $M	6 months to June 30, 2006 $M

(Loss)/income from continuing operations	(1,811.3)	61.3	(1,698.6)	81.8
Gain on disposition of discontinued operations	-	-	-	40.6

Numerator for basic and diluted EPS	(1,811.3)	61.3	(1,698.6)	122.4

Weighted average number of shares:

Basic	547.3	504.4	535.0	503.7
Effect of dilutive shares:
Stock options(1)	-	4.6	-	5.5
Warrants(1)	-	0.5	-	0.6

Diluted	547.3	509.5	535.0	509.8

(1) Calculated using the treasury stock method

The share equivalents not included in the calculation of the diluted weighted average number of shares are shown below:

	3 months to June 30, 2007 No. of shares Millions(1)	3 months to June 30, 2006 No. of shares Millions(2)	6 months to June 30, 2007 No. of shares Millions(1)	6 months to June 30, 2006 No. of shares Millions(2)
Stock options out of the money	1.1	2.9	1.4	2.9
Stock options in the money(3)	36.5	-	34.4	-
Warrants(3)	0.6	-	0.6	-
Convertible debt	32.7	-	32.7	-

	70.9	2.9	69.1	2.9

(1)
For the three and six months ended June 30, 2007, all share options, warrants and convertible bonds were excluded from the calculation of the diluted weighted average number of shares, because the Company made a net loss during the calculation period.

(2)
For the three and six months ended June 30, 2006, certain stock options have been excluded from the diluted EPS because their exercise prices exceeded Shire plc’s average share price during the calculation period.

(3)
For the purpose of computing the denominator for Non GAAP diluted EPS these equate in total to 6.8 million shares and 7.7 million shares for the three months and six months to June 30, 2007 respectively, as calculated by the treasury stock method.

20

Unaudited US GAAP results for the three months to June 30, 2007
Selected Notes to the US GAAP Financial Statements (continued)

(2)  Analysis of revenues

	3 months to June 30, 2007 $M	3 months to June 30, 2006 $M	3 months to June 30, 2007 % change	3 months to June 30, 2007 % of total revenue
Net product sales:
ADHD
ADDERALL XR	255.1	220.7	16%	45%
ADDERALL	-	9.8	-	-
DAYTRANA	19.9	-	-	3%
	275.0	230.5	19%	48%
GI
PENTASA	40.2	34.5	17%	7%
LIALDA	5.0	-	-	1%
	45.2	34.5	31%	8%

RENAL
FOSRENOL	24.5	6.2	295%	4%
DYNEPO	1.9	-	-	-
	26.4	6.2	326%	4%

HGT
REPLAGAL	31.9	28.3	13%	6%
ELAPRASE	42.7	-	-	7%
	74.6	28.3	164%	13%
GP
CALCICHEW	13.5	11.7	15%	2%
CARBATROL	17.9	16.2	10%	4%
REMINYL/REMINYL XL	7.6	5.1	49%	1%
XAGRID	17.1	14.1	21%	3%
	56.1	47.1	19%	10%

Other product sales	26.9	29.4	-9%	5%
Total product sales	504.2	376.0	34%	88%
Royalty income:
3TC	39.0	38.3	2%	7%
ZEFFIX	10.4	8.4	24%	2%
Others	14.6	13.7	7%	2%
	64.0	60.4	6%	11%
Other	6.7	2.7	148%	1%

Total revenues	574.9	439.1	31%	100%

21

Unaudited US GAAP results for the six months to June 30, 2007
Selected Notes to the US GAAP Financial Statements (continued)

(2)  Analysis of revenues

	6 months to June 30, 2007 $M	6 months to June 30, 2006 $M	6 months to June 30, 2007 % change	6 months to June 30, 2007 % of total revenue
Net product sales:
ADHD
ADDERALL XR	504.2	426.8	18%	46%
ADDERALL	-	18.9	-	-
DAYTRANA	31.8	-	-	3%
	536.0	445.7	20%	49%
GI
PENTASA	84.0	62.6	34%	8%
LIALDA	5.0	-	-	-
	89.0	62.6	42%	8%
RENAL
FOSRENOL	47.3	13.9	240%	4%
DYNEPO	1.9	-	-	-
	49.2	13.9	254%	4%
HGT
REPLAGAL	64.4	54.1	19%	6%
ELAPRASE	69.3	-	-	6%
	133.7	54.1	147%	12%
GP
CALCICHEW	25.6	22.1	16%	2%
CARBATROL	33.4	30.3	10%	4%
REMINYL/REMINYL XL	14.6	9.3	57%	1%
XAGRID	31.6	26.2	21%	3%
	105.2	87.9	20%	10%
Other product sales	52.6	57.8	-9%	5%
Total product sales	965.7	722.0	34%	88%
Royalty income:
3TC	74.5	77.8	-4%	7%
ZEFFIX	19.4	16.1	20%	2%
Others	29.6	27.5	8%	2%
	123.5	121.4	2%	11%
Other	13.9	6.7	107%	1%

Total revenues	1,103.1	850.1	30%	100%

22

Non GAAP reconciliation of income from ongoing operations, net income and numerator for diluted EPS for the three and six months to June 30, 2007 and 2006

	3 months to June 30, 2007 $M	3 months to June 30, 2006 $M	6 months to June 30, 2007 $M	6 months to June 30, 2006 $M
Non GAAP reconciliation of income from ongoing operations(1)
Income from ongoing operations(1)	(1,786.4)	83.8	(1,632.7)	107.3
Add back:
TKT cost of product sales fair value adjustment	-	16.7	-	40.3
New River in-process R&D charge	1,896.0	-	1,896.0	-
New River milestone payment	-	-	-	50.0
Noven milestone payment	5.9	-	5.9	-
Gain on disposal of product rights	(5.0)	-	(5.0)	-
Integration costs	1.3	1.6	1.3	3.9
Financing costs write-off	7.9	-	7.9	-
Intangible asset amortization	17.6	13.3	32.9	27.0
Share based compensation under SFAS 123R	11.8	7.7	22.4	16.7
Non GAAP adjustment to income from ongoing operations(1)	1,935.5	39.3	1,961.4	137.9

Non GAAP income from ongoing operations(1)	149.1	123.1	328.7	245.2

Non GAAP reconciliation of net income and numerator for diluted EPS

Net income	(1,811.3)	61.3	(1,698.6)	122.4
Non GAAP adjustment to income from ongoing operations(1)	1,935.5	39.3	1,961.4	137.9
Taxes on above adjustments (excluding the in-process R&D charge)	(10.3)	(11.0)	(17.0)	(38.6)
Gain on disposition of discontinued operations	-	-	-	(40.6)
Non GAAP adjustment to net income	1,925.2	28.3	1,944.4	58.7

Non GAAP net income	113.9	89.6	245.8	181.1

Interest on convertible debt, net of tax	3.6	-	3.6	-

Numerator for non GAAP - diluted EPS	117.5	89.6	249.4	181.1

(1) Income from continuing operations before income taxes and equity in earnings of equity method investees.

23

Non GAAP reconciliation of reported EPS for the three and six months to June 30, 2007 and 2006

	3 months to June 30, 2007 $M		3 months to June 30, 2006 $M		6 months to June 30, 2007 $M		6 months to June 30, 2006 $M

Earnings per ordinary share - diluted	(331.0c	)	12.0c		(317.5c	)	24.0c

Add back:
Gain on disposition of discontinued operations	-		-		-		(8.0c	)
TKT cost of product sales fair value adjustment	-		3.3c		-		7.9c
New River in-process R&D write-off [1]	346.3c		-		353.8c		-
New River milestone payment	-		-		-		9.8c
Noven milestone payment	1.0c		-		1.1c		-
Gain on disposal of product rights	(0.9c	)	-		(0.9c	)	-
Integration costs	0.2c		0.3c		0.2c		0.8c
Financing costs write-off	1.4c		-		1.4c		-
Intangible asset amortization	3.1c		2.6c		6.0c		5.3c
Share based compensation under SFAS 123R	2.1c		1.5c		4.0c		3.3c
Taxes on above adjustments	(1.8c	)	(2.1c	)	(3.1c	)	(7.6c	)
Non GAAP adjustments to diluted EPS per ordinary share	351.4c		5.6c		362.5c		11.5c

Non GAAP – diluted EPS per ordinary share	20.4c		17.6c		45.0c		35.5c

Non GAAP – diluted EPS per ADS	61.2c		52.8c		135.0c		106.5c

1 Because the add back of this item results in positive non GAAP income for the periods to June 30, 2007, the adjustment includes the dilutive effect of option, warrants and convertible debt

- ENDS -

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